Ex. 99.1
News
Release

Vectren Corporation
            One Vectren Square
Evansville, IN 47708

FOR IMMEDIATE RELEASE

February 1, 2006

Investor Contact: Steven M. Schein, (812) 491-4209, sschein@vectren.com
Media Contact: Michael Roeder, (812) 491-4143, mroeder@vectren.com

Vectren files settlement to continue ProLiance Energy’s
role as utilities’ gas supplier through March 2011

Vectren Energy Delivery (Vectren; NYSE: VVC), Citizens Gas & Coke Utility (Citizens Gas) and three consumer representatives have filed a settlement agreement with the Indiana Utility Regulatory Commission (IURC) today providing for ProLiance Energy, LLC to be the continued supplier of gas supply services to Vectren’s Indiana utilities and Citizens Gas & Coke Utility through March 2011. The settlement is subject to approval by the IURC.

“Once again the collaborative process has resulted in a settlement that all parties feel is equitable,” said Vectren Chairman, President and CEO Niel C. Ellerbrook. “This agreement provides for significant future savings for our customers and the recognition that ProLiance’s Indiana-based business model remains beneficial to all parties.”

Vectren and Citizens Gas formed ProLiance as a joint venture in 1996. The two utilities identified potential gas cost savings resulting from the joint management of their interstate supply portfolios and contracted with ProLiance to provide services to them at a reduced cost. To date, utility customers have enjoyed a cumulative savings of more than $85 million due to ProLiance’s portfolio management.

In June 2002, Citizens Gas, Vectren Energy Delivery, the Indiana Office of Utility Consumer Counselor (OUCC), the Citizens Action Coalition of Indiana, Inc. and an Industrial Customer Group entered into a settlement resolving outstanding issues related to ProLiance’s supply services to Citizens Gas and Vectren, and providing that ProLiance would remain the utilities’ supplier through March 2007. Today’s settlement represents an agreement on new terms for ProLiance’s provision of services to Vectren and Citizens for the period of April 1, 2006 - March 31, 2011.

About Vectren
Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the midwest and southeast. These include gas marketing and related services; coal production and sales and utility infrastructure services. To learn more about Vectren, visit www.vectren.com.